UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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JPMorgan Trust II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 30, 2014, a definitive combined proxy statement was filed for the upcoming shareholder meeting scheduled for Tuesday, June 10, 2014 for the funds of JPMorgan Trust II (the “Trust”).

At the meeting, the Trust will seek approval to elect the current Board of Trustees. In addition, the shareholders of certain funds will consider the proposed changes set forth below (click the links below to be directed to the appropriate section):

—	To elect the current thirteen (13) Trustees for the Trust
—	Investment Objective Changes:
¡	JPMorgan Large Cap Growth Fund
¡	JPMorgan Mid Cap Growth Fund
¡	JPMorgan Equity Income Fund
¡	JPMorgan Market Expansion Enhanced Index Fund
¡	JPMorgan International Equity Index Fund
—	Shareholder Proposal - JPMorgan Municipal Money Market Fund

In addition to the proposals submitted by the Funds for consideration by shareholders, a shareholder proposal for the JPMorgan Municipal Money Market Fund will also be considered if properly presented at the meeting (the “Shareholder Proposal”).

Shareholders of record as of March 21, 2014 will receive by mail (i) a proxy statement describing in detail the proposal and summarizing the Board’s considerations in recommending that shareholders approve the proposal(s) (other than the Shareholder Proposal for the JPMorgan Municipal Money Market Fund) and (ii) a proxy card and instructions on how to submit their vote.

For additional details on the Trust proxy statement, please see the Q&A below, the proxy statement and the other referenced materials.

Board of Trustee Recommendations

The Board of Trustees recommends voting “FOR” all Proposals except that the Board of Trustees recommends voting “AGAINST” the Shareholder Proposal.

INVESTMENT OBJECTIVE CHANGES:

What is being proposed?

Fund Name / Effective Date	Current Investment Objective	Proposed Investment Objective	Reason for Proposed Objective Change
JPMorgan Large Cap Growth Fund June 10, 2014, or such later date that shareholders approve the change	The Fund seeks a high level of long-term capital appreciation and growth of income by investing primarily in equity securities.	The Fund seeks long-term capital appreciation.

A large-cap growth fund that has an income component in its investment objective is not representative of the funds in its large cap growth peer group. In general, “large-cap growth” securities do not produce income and many of the other “large-cap growth” funds in the Large Cap Growth Fund’s peer group, do not have an income component in their investment objective. The adviser believes, and the Board of Trustees concurs, that the new objective will provide portfolio management with more flexibility to seek attractive investment opportunities that may offer greater potential for improved performance.

In addition, the proposed investment objective eliminates the reference to equity securities in the objective though the Fund will continue to invest in equity securities. The reference to equity securities goes beyond the goal of the Fund by describing how the Fund intends to seek to meet its goal.

JPMorgan Mid Cap Growth Fund June 10, 2014, or such later date that shareholders approve the change	The Fund seeks growth of capital and secondarily, current income by investing primarily in equity securities.	The Fund seeks growth of capital.

A mid-cap growth fund that has an income component in its investment objective, is not representative of the funds in its mid cap growth peer group. In general, “mid-cap growth” securities do not produce income and many of the other “mid-cap growth” funds in the Mid Cap Growth Fund’s peer group, do not have an income component in their investment objective. The adviser believes, and the Board of Trustees concurs, that the new objective will provide portfolio management with more flexibility to seek attractive investment opportunities that may offer greater potential for improved performance.

In addition, the proposed investment objective eliminates the reference to equity securities in the objective though the Fund will continue to invest in equity securities. The reference to equity securities goes beyond the goal of the Fund by describing how the Fund intends to seek to meet its goal.

JPMorgan Equity Income Fund June 10, 2014, or such later date that shareholders approve the change	The Fund seeks current income through regular payment of dividends with the secondary goal of achieving capital appreciation by investing primarily in equity securities.	The Fund seeks capital appreciation and current income.

The adviser believes, and the Board of Trustees concurs, that the Fund’s investment objective should be revised to make current income and capital appreciation equally important components of the objective, while removing the specific reference to equity securities.

The adviser is recommending the change so that the Fund’s objective will more closely match the portfolio managers’ investment process.

In addition, the proposed investment objective eliminates the reference to equity securities in the objective though the Fund will continue to invest in equity securities. The reference to equity securities goes beyond the goal of the Fund by describing how the Fund intends to seek to meet its goal.

JPMorgan Market Expansion Enhanced Index Fund June 10, 2014, or such later date that shareholders approve the change	The Fund seeks to provide a return that substantially duplicates the price and yield performance of domestically traded common stocks in the small- and mid-cap equity markets, as represented by a market capitalization weighted combination of the Standard & Poor’s SmallCap 600 Index and the Standard & Poor’s MidCap 400 Index.

The Fund seeks to provide investment results that correspond to or incrementally exceed the total return performance of an index that tracks the performance of small- and mid-capitalization securities.

The adviser is recommending the change because the adviser believes the new objective will provide the Fund with more flexibility to change its benchmark which may result in greater potential for improved performance.

Please note the Fund is not changing its benchmark at this time.

JPMorgan International Equity Index Fund (Note: More changes listed below) June 30, 2014, or such later date that shareholders approve the change	The Fund seeks to provide investment results that correspond to the aggregate price and dividend performance of the securities in the Morgan Stanley Capital International (MSCI) Europe, Australasia, Far East (EAFE) Gross Domestic Product (GDP) Index.	The Fund seeks to provide long-term capital appreciation.	The adviser is recommending the collective changes because the adviser believes that they would provide greater flexibility to the Fund to take advantage of investment opportunities in securities and countries that are limited by the Fund’s existing investment strategies and investment objective.

Do the proposed changes impact the way the Funds are managed?

For Funds other than the JPMorgan International Equity Index Fund, the Funds will continue to be managed using their current strategy. For the JPMorgan International Equity Index Fund, if the change to the Fund’s investment objective is approved, the Fund will be managed in accordance with the revised investment strategy set forth in the proxy statement.

Is the change subject to shareholder approval?

Yes, the changes are subject to approval by the shareholders of each Fund, which will be sought at a meeting of shareholders scheduled for June 10, 2014.

Has the Board of Trustees of the Funds approved the changes?

The Funds’ Board of Trustees approved the proposed changes on February 12, 2014.

How does the Board of Trustees recommend that shareholders vote for the changes to the investment objectives?

The Board of Trustees recommend a vote “FOR” the proposed investment objective changes.

When would the changes take effect?

For Funds other than the JPMorgan International Equity Index Fund, if the investment objective changes are approved by shareholders of each Fund, the change for that Fund is anticipated to be effective on or about June 10, 2014.

For the JPMorgan International Equity Index Fund, if the change to the Fund’s investment objective is approved by its shareholders, all of the changes described below are anticipated to be effective on or about June 30, 2014. Note, while these additional proposed changes do not require a shareholder vote, they will not be implemented unless shareholder approval is received on the investment objective change.

If the investment objective change to International Equity Index Fund is approved, what other changes will be implemented?

Fund Name	JPMorgan International Equity Index Fund	JPMorgan International Research Enhanced Equity Fund
Benchmark	MSCI EAFE GDP Index (net of foreign withholding taxes)	MSCI EAFE Index (net of foreign withholding taxes)
Investment Strategy - 80% Policy Requires 60 days’ shareholder notice

Under normal circumstances, at least 80% of the Fund’s Assets will be invested in common stocks (including American Depositary Receipts), preferred stocks, convertible securities (provided they are traded on an exchange or over-the-counter), warrants, receipts and other equity securities that comprise the index or indices identified by the Fund.

Under normal circumstances, the Fund invests at least 80% of its Assets in equity securities.
Investment Strategy - Additional Changes	See prospectus for current language.	See proxy for proposed language.

Why are we proposing these changes to International Equity Index Fund?

Collectively, these changes would provide greater flexibility to the Fund to take advantage of investment opportunities in securities and countries that are limited by the Fund’s existing investment strategies and investment objective.

For example, in the current benchmark, countries are assigned a weight based on the size of a country’s economy measured by GDP rather than the market capitalizations of companies domiciled in such countries. This can lead to the underweighting of large multinational companies that have large market capitalizations and are domiciled in countries with a smaller GDP.

What happens if the investment objective change is not approved by shareholders?

If the investment objective change is not approved by shareholders of the Fund, then none of the changes will be made.

ELECTION OF EACH OF THE CURRENT TRUSTEES:

Why do the Trustees for JPMorgan Trust II need to be elected?

Pursuant to conditions set forth in an order from the Securities and Exchange Commission, JPMorgan Trust II must hold a meeting of Fund shareholders at least every five calendar years at which the Board of Trustees will be elected. The last shareholder meeting to elect Trustees was held in 2009. As a result, this Meeting is being held in 2014 to address the requirements of the Order.

SHAREHOLDER PROPOSAL:

What is the shareholder proposal concerning the JPMorgan Municipal Money Market Fund?

Proposal 7 was submitted by a shareholder of the JPMorgan Municipal Money Market Fund for inclusion in the proxy statement. The shareholder proposal requests that the Board institute additional procedures for the JPMorgan Municipal Money Market Fund relating to genocide-free investing. The Fund is not responsible for the contents of the shareholder proposal. The Board recommends that shareholders vote “AGAINST” Proposal 7.

Which JPMorgan Fund does this proposal impact?

This request is specific to the JPMorgan Municipal Money Market Fund.

Why does the Board recommend that shareholders vote “Against” the proposal?

The Fund’s Board of Trustees recommends that shareholders vote “AGAINST” the proposal for the reasons set forth in the proxy statement. Should you receive questions from shareholders, please refer them to the information provided under “What is Proposal 7” and “Why does the Board recommend that Shareholders vote against Proposal 7?” in the proxy statement.

ADDITIONAL INFORMATION:

What happens if a shareholder needs a copy of a proxy statement, a proxy card or other proxy materials?

Shareholders can receive additional copies of any proxy materials, including proxy statements, proxy cards and voting instructions, by calling (866) 456-7052.

What happens if the shareholders do not vote their proxy?

All shareholders are encouraged to vote their shares. Computershare Fund Services, a proxy solicitor, has been retained to assist us with the shareholder solicitation process to the extent necessary with respect to the Proposals other than Proposal 7. Shareholders who do not vote their shares (except with respect to Proposal 7) may receive a telephone call or additional mailings encouraging them to vote their shares.

What can I and can’t I discuss with shareholders related to the upcoming proxy?

There are specific SEC regulations that govern communication activities during a shareholder proxy solicitation. Discussion of the shareholder proposals is limited to the information in the proxy statements and this Q&A. Also, please see the Do’s and Don’ts for guidelines regarding discussions with shareholders.

The below documents are available for your reference:

—	Proxy Statement
—	Solicitation Do’s and Don’ts
—	Client Approved Frequently Asked Questions
—	Home Office Email
—	Original Communication

If there are any questions please contact IMA Product Management.